GENERAL KINETICS INCORPORATED
                 (Incorporated in the Commonwealth of Virginia)

                            US$9,500,000.00 Aggregate
                  1% Convertible Debentures due August 14, 2004
                                DEBENTURE OF US$

            General Kinetics Incorporated (the "Company"), for value received, shall pay to or registered assigns (the "Debentureholder"), in lawful money of the United States of America, the principal amount of United States Dollars on August 14, 2004, or so much of the principal amount as shall then remain unpaid and outstanding hereunder, together with interest from August 14, 1994 on said principal amount, or so much thereof as shall remain outstanding from time to time, at the rate of One Percent (1%) per annum, until payment of said principal amount has been made or duly provided for, accruing annually in arrears on August 14 of each year and payable promptly thereafter.

            The principal amount of this Debenture is convertible into shares of Common Stock of the Company at the conversion rate of US$.50 per share, all in accordance with the Terms of the Debentures. Because of the nature of the Company's business, shares held or controlled by persons who are not citizens of the United States of America may be subject to provisions under U.S. law and U.S. Department of Defense regulations. This Debenture is one of the Debentures in the aggregate amount of up to Nine Million Five Hundred Thousand United States Dollars (US$9,500,000.00) subject to issuance substantially concurrently herewith.

            IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed and delivered effective as of:


                                 GENERAL KINETICS INCORPORATED


                                 By: __________________________________



                  This obligation has been sold pursuant to procedures designed to ensure sale to non-United States persons in accordance with Temporary Treasury Regulation Section 35a.9999-5

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                             TERMS OF THE DEBENTURE

1.  Form and Denomination
The Debentures shall be sequentially numbered and initially issued in the name of Gutzwiller & Partner A.G., and registered assigns thereafter, in denominations of US$5,000 and even multiples thereof (except as General Kinetics Incorporated may otherwise permit in its sole discretion).

2.  Interest
The Debentures bear simple interest from August 14, 1994, at the rate of one percent (1%) per annum, accruing annually in arrears on August 14 of each year and payable promptly thereafter, and, in case of any partial prepayment, pro rata in proportion to the principal amount prepaid. All interest shall be computed on the basis of a 30-day month and a 360-day year.

3.  Repayment
General Kinetics Incorporated (the "Company") undertakes to repay the principal amount of Debentures, unless previously redeemed or converted, without any previous notice on August 14, 2004. The Debentures may be prepaid at the option of the Company at any time in whole or in part without premium or penalty at the principal amount thereof plus accrued but unpaid interest through the date of prepayment. However, if any Debentureholder wishes, pursuant to Section 4, to convert the Debenture held by it into shares ("GKI Shares") of General Kinetics Incorporated common stock (the "Common Stock") after receiving notice of but prior to such prepayment, the Company shall afford such Debentureholder a reasonable opportunity to do so by giving at least 60 days advance notice of prepayment. All partial prepayments shall be applied ratably in accordance with the unpaid principal amounts outstanding on each of the Debentures.

4.  Conversion by the Debentureholder
(a)  Certain Restrictions on Conversion
The Debentures and the Common Stock into which the Debentures may be converted have not been registered under the Securities Act of 1933, as amended (the "Act"), and the Debentures may not be converted by or on behalf of a "U.S. person" as such term is defined in Rule 902(o) of Regulation S promulgated under the Act (a "U.S. Person") unless such Common Stock is registered or an exemption from registration is available.

(b) Conversion Period and Conversion Price Subject to the restrictions described in Section 4(a), a Debentureholder will have the right at any time after August 1, 1995, and prior to the close of business at banks in Zurich, Switzerland on June 15, 2004, to convert one or more Debentures, in accordance with these conversion provisions into Common Stock, at the conversion price of US$.50 of principal per Share (the "Common Stock Conversion Price"), subject to the following conditions: (i)that unless and until the amendment to the Company's certificate of incorporation authorizing a sufficient number of shares of Common Stock to permit conversion of all Debentures at the Common Stock Conversion Price is approved by the shareholders of the Company, at a meeting to be held promptly following the issuance of the Debentures, no more that 1,300,000 GKI Shares shall be issuable upon conversion; and (ii)all shareholder approval and other requirements, if any, for issuance of GKI Shares pursuant to applicable stock exchange rules shall have been satisfied. The Company shall, so long as the Debentures are outstanding, keep available authorized Common Stock sufficient to permit the Debentures to be converted into GKI Shares in accordance with these conversion provisions.

(c) Conversion Procedure In order to exercise the right of conversion, the Debentureholder shall deliver the Debenture to be converted during normal business hours to the Company's principal office. Conversion into GKI Shares shall become effective at the close of business on the date (the "Conversion Date") on which the Company shall have received, during normal business hours, from the Debentureholder a cable, telex or facsimile notification, in accordance with the conversion provisions, of the number and principal amount of Debentures presented for conversion (the "Conversion Notice"). If the Conversion Notice is received by the Company after the close of business on such date, the Conversion Date will be the immediately following business day. All GKI Shares issued upon conversion will be validly issued, fully-paid, and non-assessable shares of Common Stock entitled to all dividends paid on such Common Stock on or after such Conversion Date, except for dividends payable by reference to a record date occurring prior to such Conversion Date. The Company shall not be required to issue fractional shares upon conversion but shall pay cash in lieu of fractional shares at the Common Stock Conversion Price. No payments shall be made for interest accrued prior to the Conversion Date. All GKI Shares issued upon conversion will be registered as of the Conversion Date in the name of the Debentureholder. At such Conversion Date the rights of the Debentureholder as the holder of the Debenture to be converted shall cease and the Debentureholder shall be deemed to have become the holder of the GKI Shares to be issued upon such conversion.

(d)  Adjustment of the Common Stock Conversion Price
The Common Stock Conversion Price is subject to adjustment in the following circumstances: (i)in case the Company shall pay a dividend on its Common Stock in shares of its Common Stock, or make a distribution, in shares of Common Stock with respect to its outstanding Common Stock; (ii)in case of subdivisions or combinations of the Common Stock; then the Common Stock Conversion Price in effect immediately prior to such actions shall be adjusted so that the holder of any Debenture thereafter surrendered for conversion shall be entitled to receive the number of GKI Shares such holder would have been entitled to receive had such Debenture been converted immediately prior to such action.

(e) Registration Rights with respect to GKI Shares The Company undertakes to make all reasonable efforts to maintain a listing of its Common Stock on a recognized national stock exchange in the United States or to have it quoted on an inter-dealer quotation system, and to undertake a registration of the GKI Shares delivered pursuant to such conversions and cause such registered GKI Shares to be listed on such exchange or arrange to have them quoted, upon receiving written demand therefor from the Debentureholder or Debentureholders in accordance with the following procedures:

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The Company agrees that upon receipt of a Registration Demand (as hereinafter defined), any time after September 1, 1995 (or such earlier time, if any, as the Company may qualify for use of a Form S-3 or Equivalent, as defined below), the Company will (x) promptly give written notice of the proposed registration to each holder of Debentures or GKI Shares, and (y) with reasonable promptness, file a registration statement with the U.S. Securities and Exchange Commission relating to the GKI Shares as to which registration is requested in the Registration Demand. The Company shall use its reasonable efforts to make such registration statement become effective and to qualify the same under the securities laws of such states of the U.S.A. as may be requested; provided, however, that with respect to compliance with such state securities laws, the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities or to execute or file any general consent to service of process under the laws of any such state where it is not so subject. The Company will keep such registration and qualification effective and in compliance with the Act by such action as may be necessary or appropriate for a period not exceeding 90 days after the effective date of such registration statement or, if the Company then qualifies for use of a Form S-3 or equivalent permitting the present and future automatic incorporation by reference of the Company's periodic and other filings under the Securities Exchange Act of 1934 (a "Form S-3 or Equivalent") a period not exceeding three years after such effective date.

A "Registration Demand" shall be a written notice from one or more holders of Debentures or GKI Shares stating that such holder or holders desire to sell GKI Shares under circumstances requiring registration under the Act and requesting that the Company effect registration with respect to the GKI Shares held by or issuable to such holder(s), provided that such holder(s) giving such notice either (x) holds Debentures or GKI Shares representing, or entitling the holder thereof to obtain upon conversion, in the aggregate, more than 50% of the number of GKI Shares then outstanding or issuable upon conversion of Debentures, or (y) is a U.S. person(s) and holds Debentures or GKI Shares representing, or entitling the holder thereof to obtain upon conversion, in the aggregate, more than 30% of the number of GKI Shares then outstanding or issuable upon conversion of Debentures. The Company shall be obligated to effect registration and qualification pursuant to this Section 4(f) only once. The Company may include in a registration initiated by the holders hereunder additional shares of Common Stock to be sold for the account of the Company or other stockholders, subject to reduction if in the reasonable opinion of the managing underwriter(s) of such offering such inclusion would adversely affect the successful offering of GKI Shares to be sold by the holders hereunder.

The Company shall not be obligated to register the Debentures for public offering and sale pursuant to the Securities Act; provided, however, that the Company shall be obligated to register GKI Shares for offering and sale under circumstances in which the holders of the Debentures will sell such Debentures to underwriters for conversion and public sale of the underlying GKI Shares. Each Debentureholder agrees in connection with any registration of the Company's securities that, upon request of the Company, not to sell, grant an option for the purchase of or otherwise dispose of any GKI Shares (other than those that may be included in the registration) or any other securities of the Company without the prior consent of the Company for such period of time (not exceeding 90 days) from the effective date of such registration as the Company may specify. Subject to subparagraph (vii) immediately below, each Debentureholder shall agree to all reasonable and customary underwriting terms and indemnify the Company and its directors, officers, agents and control persons against any claims, losses or damages arising out of any untrue statements or omissions of fact based upon information furnished to the Company by such Debentureholder in connection with a registered offering.

If at any time prior to September 1, 1995 the Company proposes to register any other securities pursuant to a registration statement under the Act that would be available for registration of GKI Shares issued or issuable upon conversion of Debentures, it shall take reasonable steps to include such GKI Shares, provided that so doing does not in its reasonable opinion interfere with or jeopardize the registration of such other securities or the economic benefits of the transaction in which such securities are to be registered.
The costs and expenses incurred in connection with any registration pursuant hereto shall be borne by the Company except that the holders of Debentures or GKI Shares shall pay their own legal fees to the extent they should determine to retain separate legal counsel, and shall pay all costs and expenses under the circumstances described in paragraph (ii)(y) above.

(f) Regulations Imposed by U.S. Law and U.S. Department of Defense on non-U.S. Shareholders
Because the nature of the Company's business involves interaction with certain departments of the United States government, including the Department of Defense, and because of the Company's need to maintain its security clearance status in order to remain qualified to work with these government departments, GKI Shares held by non-U.S. shareholders may inter alia, be subject to U.S. law and Department of Defense regulations requiring a proxy for the voting of such GKI Shares to be held by a U.S. citizen.

5.  Tax Status
All payments of principal and interest on the Debentures and Coupons shall be made without deduction for or on account of any present or future tax, assessment or governmental charge ("Taxes") imposed upon such payment by the United States of America or any political subdivision or taxing authority thereof or therein (the "United States"). If the Company shall at any time be required by law to withhold any such Taxes, the Company will pay as additional interest to the Debentureholder, such amounts as may be necessary so that every net payment on each Debenture or Coupon, after withholding for or on account of any such Taxes (including any backup withholding tax or similar charge that may be required in order for such payment to be made without any certification or disclosure of the nationality, residence, or identity of the beneficial owner of such Debenture or Coupon) will not be less than the amount provided in such Debenture or Coupon to be then due or payable; provided, however, that the Company will not be required to pay such additional interest for or on account of any such Taxes that are imposed (i) otherwise than by withholding from a payment on a Debenture or Coupon, or (ii) upon a Debentureholder who is subject to taxation by the United States for any reason other than such Debentureholder's ownership or receipt of payments in respect of such Debenture or Coupon. Any reference in this Debenture to the payment of principal or interest shall be deemed to include payment of the additional interest payable pursuant to the provisions hereof. The Company has been informed by the Debentureholder that, pursuant to the Swiss federal laws presently in force, interest payments on the Debentures are not subject to Swiss withholding tax.

6.  Authorizations
The Company has confirmed to the Debentureholder that, with the exception of (i) the provisions of Section 4(d) hereof with respect to registration of the GKI Shares under the U.S. Securities laws, (ii) compliance with the regulations of the U.S. Department of Defense regarding foreign control of or influence over certain U.S. corporations, (iii) compliance with the Committee on Foreign Investment in the U.S., (iv) compliance with the listing rules of the American Stock Exchange, and (v) the approval of shareholders necessary to increase the amount of authorized Common Stock, no authorizations or approvals are required under the laws of the United States for performance of its obligations hereunder.

7.  Prescription
In accordance with the Swiss Statute of Limitations, the Debentures will become void ten (10) years after their respective due dates.

8.  Notices and Publications
All notices to the Debentureholder shall be deemed to have been duly given if sent via facsimile transmission or mailed, postage prepaid, to the Debentureholder at:

Name:     Gutzwiller & Partner A.G.
Address:  Schindlerstrasse 26
          8035 Zurich
          Switzerland
Fax:      01/362 28 11

or, in the event of any subsequent transfer of the Debentures by the Debentureholder, if published in the Swiss Official Commercial Gazette, in daily newspapers in Basle, Geneva, Lugano, and Zurich, Switzerland, and/or, with respect to Debentureholders appearing on the Debenture Register (as hereafter defined), to the addresses of the respective Debentureholders as shown on the Debenture Register. All notices to the Company shall be given at the Company's main office at:

          General Kinetics Incorporated
          13505 Dulles Technology Drive
          Herndon, Virginia  22071
          Attn: Corporate Secretary
          Fax:  703-713-6111

or at such address for the Company's then-principal executive office as it may specify from time to time by written notice to the Debentureholder given as provided above.

9.  Replacement of Debentures
If any Debenture is defaced, mutilated, destroyed, stolen, or lost, it may be renewed or replaced at the Company's offices upon payment of such costs as may be incurred in connection therewith and on presentation of such evidence and indemnity as the Company may require. Defaced or mutilated Debentures must be surrendered before replacements may be issued.

10.  Applicable Law and Jurisdiction
The terms, conditions, and form of the Debenture (the English language version of which shall govern) shall be governed by and construed in accordance with Swiss law, except as to matters regarding conversion of the Debentures, which shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The Debentureholder shall also have the right to bring any legal action or proceeding against the Company in respect of a Debenture and all covenants contained therein only in any state or federal court in the United States of America which may have jurisdiction. The Company does not hereby consent or submit to the jurisdiction of the Swiss courts.

11.  Debenture Register and Transfer
The Company shall cause to be kept at its principal office a register for the registration and transfer of the Debentures (hereinafter called the "Debenture Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Debenture issued pursuant to this Agreement.
At any time, and from time to time, the holder of any Debenture which has been duly registered in the Debenture Register may transfer such Debenture only upon surrender thereof at the principal office of the Company duly endorsed or accompanied by (i) a written instrument of transfer duly executed in writing, and (ii) an opinion of counsel in form and substance satisfactory to the Company that such transfer is exempt from registration or qualification under applicable U.S. federal and state securities laws. The person in whose name any Debenture shall be registered shall be conclusively deemed and treated as the owner and holder thereof for all purposes. Payment of or on the account of the principal and interest on any Debenture, and any prepayments, shall be made to or upon the written order of such holder.

By accepting this Debenture, Gutzwiller & Partner A.G. acknowledges that it is acquiring the Debenture solely for investment for its own account or for the accounts of certain clients as to which it has investment discretion with no present intention of making a distribution thereof within the meaning of the Act. Gutzwiller & Partner A.G. further acknowledges that the Company has made available to it and its agents the opportunity to ask questions of the Company's officers and directors and to acquire such additional information about the business and financial condition of the Company as either Gutzwiller & Partner A.G. or its agents have requested.

12.  Security
The Debentures shall be subject to the terms of a Pledge and Security Agreement dated as of August 14, 1994 providing for a security interest in certain assets of the Company to secure certain obligations in respect of the Debentures to the extent provided therein.